EXHIBIT 5.1

OPINION OF COUNSEL

April 20, 2006

IGI, Inc.
105 Lincoln Ave
Buena, New Jersey 08310

Re: IGI. Registration Statement on Form S-8

Ladies and Gentlemen:

      We have acted as counsel for IGI, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement filed with the Securities and Exchange Commission on Form S-8 (the "Registration Statement") relating to the proposed issuance of an additional 800,000 (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock") under the IGI, Inc. 1999 Director Stock Option Plan (the "Plan").

      In rendering this opinion, we have examined and relied on (i) the Company's Certificate of Incorporation, as amended, and By-laws, as amended; (ii) the Plan, (iii) Resolutions adopted by the Board of Directors of the Company; (iv) the Registration Statement; and (v) such other documents, legal opinions and precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the opinion.

Based upon and subject to the foregoing, in our opinion, the Shares will be, when issued pursuant to the Plan, legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/ St. John & Wayne, L.L.C.

ST. JOHN & WAYNE, L.L.C.

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